Exhibit 10.26


                                               Cinergy Marketing & Trading, LP
                                               1100 Louisiana Street, Suite 4900
                                               Houston, TX 77002 Tel
                                               713.393.6800 Fax 713.571.1741


                                  May 23, 2003




Kerr-McGee Oil & Gas Corporation
Kerr-McGee Oil & Gas Onshore LP
Orxy Marketing Limited Partnership
16666 Northchase
Houston, Texas 77060


Gentlemen:


     Reference is hereby made to that certain Amended and Restated Gas Purchase Agreement dated July 1, 1998, as amended, by and among Kerr-McGee Oil & Gas Corporation, Kerr-McGee Oil & Gas Onshore LP, and Orxy Marketing Limited Partnership (collectively, "Seller") and Cinergy Marketing & Trading, LP ("Buyer") (the "Agreement"). In consideration of the mutual covenants contained herein, Seller and Buyer agree to amend the Agreement in the manner set forth herein.

1. Seller has a supply of gas that is produced from the BoomVang Nansen area in the Gulf of Mexico that is currently dedicated to the Agreement (the "BVN Gas"), and Seller and Buyer agree to amend the Agreement to provide for special treatment for the first 100,000 MMBtu's of BVN Gas (the "Base BVN Gas") that is produced each Day of the period commencing on the Start Date and ending on the third anniversary of the Start Date (the "Limited Term"). The Start Date shall be the first day of the Month following the Month in which the Facilities Completion Date, as defined hereinbelow, occurs. It is anticipated that the Start Date will be September 1, 2003. Exhibit A to the Agreement shall be restructured to provide a separate line item for the Base BVN Gas, which will be referred to on the Exhibit A as the Aggregation Area noted as "Base BVN" with a corresponding Delivery Point noted as the "Markham PLT-Crosstex."

2. During the Limited Term, Seller shall sell and Buyer shall purchase the Base BVN Gas in accordance with the terms and conditions of the Agreement as amended by this Letter Agreement. During each Day of the Limited Term, Seller shall be deemed to have designated 100,000 MMBtu's of gas per Day in its Seller's Estimate for the Base BVN Gas, 75% of the daily Base BVN Gas, or 75,000 MMBtu's per Day, as Baseload Gas, and the remaining 25% of the daily Base BVN Gas, or 25,000 MMBtu's per Day, as Swing Gas. Consequently, Seller's Baseload Designated Percentage shall be 75%, and the Seller's Swing Designated Percentage shall be 25%, of the Base BVN Gas, irrespective of any Baseload Designated Percentages or Swing Designated Percentages specified by Seller from time to time for Seller's remaining gas, including the remaining BoomVang Nansen gas above 100,000 MMBtu's per day, dedicated to the Agreement.

3. The Contract Price for the Base BVN Gas (i.e., the Baseload Price and the Swing Price) shall be calculated in accordance with Section 7.1 of the Agreement, based on information contained in Exhibit A from time to time, and calculated utilizing, as a deduction, an initial Monthly Index Price Adjustment for the Baseload Price and an initial Daily Index Price Adjustment for the Swing Price each equal to $0.11 per MMBtu plus the Recoupment Fee per MMBtu (as defined hereinbelow). If and at such time as Payout, as defined hereinbelow, has occurred, the Recoupment Fee shall be eliminated during the remainder of the Limited Term. Effective September 1, 2003, the current form of Exhibit "A," however designated, that is in effect immediately prior to September 1, 2003, is hereby amended by deleting the same and substituting therefore the attached Exhibit "A:SEP-03," a copy of which is attached hereto as Attachment "A." Each reference in the Agreement to the phrase, "Exhibit A," shall be a reference to such form Exhibit "A:SEP-03."

4. a. Seller and Buyer acknowledge that in order to facilitate the flow of the Base BVN Gas, Buyer is causing (i) Crosstex Gas Company ("Crosstex"), Kinder Morgan Tejas Pipeline ("Kinder"), and Transcontinental Gas Pipe Line Corporation ("Transco") to install several hundred feet of pipeline to connect Transco's and Crosstex' existing pipeline systems in Matagorda County, Texas near Williams Field Services Company's Markham Gas Processing Plant and related metering facilities (this is the location of the Markham PLT-Crosstex Delivery Point), and (ii) Crosstex and Kinder to construct a new interconnect between their existing pipeline systems in Matagorda County, Texas and related metering facilities. Buyer shall notify Seller of the Facilities Completion Date, which shall be the date on which the above described facilities are completed and ready for operation as designated by Kinder.

b. The parties agree that the Recoupment Fee is designed to allow Buyer to recover the costs of construction of the above described facilities (as billed to Kinder by Crosstex or Transco and as directly incurred by Kinder) and will be calculated on a per MMBtu basis. The Recoupment Fee shall equal (i) the total construction costs, as incurred by Kinder directly or billed to Kinder by Crosstex or Transco, to construct or have constructed the above described facilities including, without limitation, a reasonable rate of return for Kinder (not to exceed 18%) and income tax allowances on contributions in aid of construction that may be assessed by Kinder, Transco, or Crosstex, as specified by Kinder in a written statement to be provided by Kinder, divided by (ii) 109,500,000 MMBtu's. Seller and Buyer acknowledge that the Recoupment Fee is currently estimated to be approximately $0.015 per MMBtu, but that the actual amount will be based on the construction costs as incurred by Kinder which shall be binding on Seller and Buyer. An estimated Recoupment Fee of $0.015 per MMBtu shall be used in calculating the Contract Price until such time as the actual Recoupment Fee is calculated by Kinder and provided to Buyer, with appropriate retroactive adjustments being made after the actual Recoupment Fee is known. As a point of information only, at the time of execution of this Agreement the total construction costs are estimated to be approximately equal to the sum of
(i) $877,000 of Transco costs (which includes income tax allowances), (ii) $485,000 of Crosstex costs (such estimate does not yet include an estimated amount for any income tax allowances that may be charged by Crosstex), and (iii) a reasonable rate of return to be charged by Kinder (not to exceed 18%) as described above. The Crosstex cost estimate in the preceding sentence includes $10,000 for the acquisition for right-of-way; however, the right-of-way costs have not yet been actually determined.

c. Payout shall mean the time at which the total cumulative quantity of gas (Seller's and third parties' gas) that flows into Crosstex' pipeline system at the Delivery Point for the Base BVN Gas (which is the Delivery Point noted on Exhibit A as the "Markham PLT-Crosstex Delivery Point"), during the Limited Term beginning with the Start Date, equals 109,500,000 MMBtu's. In order to determine Payout, the number of MMBtu's on which Seller actually pays Buyer an Annual Adjustment described in Section 5 below (i.e., the quantity determined in clause
(ii) of the first sentence of Section 5) shall be included in the calculation. Therefore, Payout could occur prior to the end of the Limited Term.

5. If Seller fails to deliver at least 36,500,000 MMBtu's of gas during any of the three one year periods within the Limited Term, then, within sixty days of the end of such one year period, Seller shall pay Buyer an amount (the "Annual Adjustment") equal to the product of (i) the Recoupment Fee per MMBtu, times
(ii) the positive difference between (a) 36,500,000 MMBtu's, and (b) the sum of the amount of the Base BVN Gas that Seller delivered plus all third party gas delivered at the Markum PLT-Crosstex Delivery Point during such one year period. No payment will be due under this Section after Payout occurs. Seller and Buyer acknowledge and understand that Transco will not commit to delivering the Base BVN Gas at the Markam PLTCrosstex Delivery Point and that, as a consequence, deliveries of all or a portion of Base BVN Gas may be curtailed, in which case
(i) the Annual Adjustments payable under the above provisions of this Section 5 by Seller shall continue to be due and payable, and (ii) the portion of the Base BVN Gas that cannot be delivered at the Markham PLT-Crosstex Delivery Point due to pressure problems will be delivered and sold to Buyer at the other Delivery Point(s) for BVN Gas and at the Swing Prices specified for the Swing Quantity of the other BVN Gas deliverable at such other Delivery Point(s) on the applicable day.

6. Notwithstanding the above provisions of this Letter Agreement, during any Month in which deliveries of the Base BVN Gas are interrupted due to (i) a hurricane or threat thereof, (ii) a scheduled pipeline maintenance of Transco, Crosstex, or Kinder on the systems that receive and transport the Base BVN Gas, or (iii) a scheduled maintenance of Seller's BVN Gas production facilities, the Baseload Quantity of the Base BVN Gas shall be increased (but not to exceed the total of 100,000 MMBtu's on a Day) on the remaining Days of the Month after the interruption (equally over all such remaining days), and if necessary for the Days of the Month prior to the interruption (equally over all such prior days), as may be necessary so that during the Month Seller delivered and sold to Buyer a daily average Baseload Quantity of Base BVN Gas equal to 75,000 MMBtu's per Day (determined by dividing the total quantity of Base BVN Gas (plus any substitute Gas described in Section 7) delivered during the Month by the number of Days in the Month). The portion of the Base BVN Gas that is Swing Gas shall be correspondingly reduced on such Days during the Month on which the Baseload Quantities of the Base BVN Gas are increased. Nothing herein shall cause Seller to be obligated to sell or Buyer to be obligated to purchase more than 100,000 MMBtu's of Base BVN Gas on any Day during the Limited Term.

7. The parties acknowledge that the provisions of Section 4.2(a) of the Agreement shall apply to the Base BVN Gas if deliveries of Base BVN Gas fall below 75,000 MMBtu's of gas on any Day during the Limited Term for any reason separate and distinct from any other gas Seller has available under the Agreement; provided, however, the second sentence of Section 4.2(a) shall not apply to the Base BVN Gas. Notwithstanding anything herein to the contrary, the first 100,000 MMBtu's of Seller's BVN Gas produced each day shall be deemed to be Base BVN Gas. In the event that the average daily deliveries of Base BVN Gas hereunder falls below 75,000 MMBtu's of Gas during any Month of the Limited Term due to production declines or a sustained production curtailment, Seller has the right to substitute, for delivery at the Markham PLT-Crosstex Delivery Point, volumes produced by Seller from other areas on the Central Texas Gathering System for any Base BVN Gas deficiency (daily amount below 75,000 MMBtu's of
Gas), beginning with the second or any subsequent Month of such reduced deliveries. Seller will advise Buyer that it is making the substitution at the same time that the Seller's Estimate is due to Buyer. All of the substituted Gas shall be (i) deemed to be Base BVN Gas for all purposes hereunder, and (ii) priced at the Contract Price specified herein for the Base BVN Gas.

8. Notwithstanding anything in the Agreement to the contrary, in the event that Seller terminates the Agreement pursuant to the second sentence of the first paragraph of Section 9.1 or the last paragraph of Section 9.1 prior to the end of the Limited Teen, then Seller shall continue to sell and Buyer shall continue to buy the Base BVN Gas for the remainder of the Limited Term upon the terms and conditions of the Agreement as amended by this Letter Agreement as it may be subsequently amended, and the parties shall enter into new agreement setting forth such terms and conditions.

9. After the Limited Term, all volumes of the Base BVN Gas shall continue to be dedicated to the Agreement and will be treated like all other gas under the Agreement in that, among other things, (i) there will be no minimum volume commitment of BVN Gas at the Markham PLTCrosstex Delivery Point, (ii) unless the parties then mutually agree otherwise, the Contract Price for any of the gas that had been designated as Base BVN Gas shall be either (a) if delivered at the Markham PLT-Crosstex Delivery Point, the same as the Contract Price specified during the Limited Term for such gas but as if Payout had occurred, or (b) if delivered at any other Delivery Point(s) for other BVN Gas, the same Contract Price as specified for the other BVN Gas deliverable at such other Delivery
Point(s), and (iii) Seller will resume designating a Baseload Designated Percentage and a Swing Designated Percentage for the gas formerly designated as Base BVN Gas.

10. All provisions of the Agreement not otherwise amended herein shall remain in full force and effect.

     If the foregoing is in accordance with your understanding of our agreement, please execute all copies of this letter agreement in the space provided below and return same to undersigned.

                                   Sincerely,

                                             CINERGY MARKETING & TRADING, LP

                                             By: /s/ Bruce A. Sukaly
                                                 -------------------
                                             Name:  Bruce A. Sukaly
                                             Title: Sr. Vice President
                                                    Natural Gas Trading &
                                                    Origination

                                           Accepted and agreed to on this 28 day
                                           of May, 2003.


KERR-MCGEE OIL & GAS CORPORATION

By: /s/ Charles D. Johnson
    ----------------------
Name: Charles D. Johnson
Its: Vice President


KERR-MCGEE OIL & GAS ONSHORE LP
BY: KERR-MCGEE OIL & GAS ONSHORE LLC,
ITS MANAGING GENERAL PARTNER

By: /s/Charles D. Johnson
    ---------------------
Name: Charles D. Johnson
Its: Senior Manager Gas Marketing